UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MEXORO MINERALS LTD.

(Exact name of registrant as specified in its charter)

Colorado	0-23561	84-1431797
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

609 Granville Street, Suite 880 Vancouver, B.C. Canada	V7Y 1G5
(Address of principal executive offices)	(Zip Code)

Issuer's telephone number: 800-661-7830

2006 STOCK COMPENSATION PROGRAM

(Full title of the plan)

Gary S. Joiner

4750 Table Mesa Drive

Boulder, CO 80305

 (Name and address of agent for service)

(303) 494-3000

(Telephone number, including area code of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, no par value	3,000,000	$1.375	$ 4,125,000	$ 441.38

(1) Pursuant to Rule 416(c) promulgated under the Securities Act of 1933, as amended, the Registration Statement also covers an indeterminate amount of Shares to be offered or sold as a result of any adjustments from stock splits, stock dividends or similar events.

(2) Estimated pursuant to Rule 457 (h) (1) under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the bid and asked price as of March 2, 2006.

PART 1

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.  PLAN INFORMATION.*

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

* The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b) (1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”). Such document(s) are not being filed with the Commission, but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 2 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.

INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents previously or concurrently filed by the Company with the Commission are hereby incorporated by reference into this Registration Statement:

(a)

The Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 2005 (the "Annual Report") filed by the Company (SEC File No. 000-23561) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Commission on June 14, 2005.

(b)

All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above.

(c)

The description of the Company’s Common Stock set forth under the caption "Description of Securities" in its 10-SB12G Registration Statement filed with the Commission on December 29, 1997, is hereby incorporated by reference.

All of the above documents and documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus which is a part hereof (the "Prospectus") to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the Prospectus Other documents required to be delivered to participants pursuant to Rule 428(b) (1) under the Securities Act of 1933 are also available without charge, upon written or oral request. All requests for documents shall be directed to:

MEXORO MINERALS LTD.

c/o Gary Joiner, Esq.

Frascona Joiner Goodman and Greenstein, P.C.

4750 Table Mesa Drive

Boulder, CO 80305

ITEM 4.

DESCRIPTION OF SECURITIES

         No description of the class of securities (i.e., the $0.001 par value Common Stock) is required under this item because the common Stock is registered under Section 12 of the Exchange Act.

ITEM 5.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

As permitted by Colorado law, the Company’s Articles of Incorporation provide that the Company will indemnify its directors and officers against expenses and liabilities they incur to defend, settle, or satisfy any civil or criminal action brought against them on account of their being or having been Company directors or officers unless, in any such action, they are adjudged to have acted with gross negligence or willful misconduct.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

ITEM 7.

EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

ITEM 8.

EXHIBITS

(a)

The following exhibits are filed as part of this S-8 registration statement pursuant to Item 601 of Regulation S-K (Section 229.601 of this chapter), except that with respect to Item 601(b)(5), and are specifically incorporated herein by this reference:

Exhibit No.	Description

5.1	Opinion of Frascona Joiner Goodman and Greenstein, P.C.

10.4	2006 Stock Compensation Program

23.1	Consent of Pannell Kerr Foster (registered with the PCAOB, “Smythe Ratcliffe”), Chartered Accountants

23.2	Consent of Frascona Joiner Goodman and Greenstein, P.C.

ITEM 9.

UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.  If a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such  indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) include any prospectus required by Section 10(a)(3) of the                    Securities Act;

(ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement, and

(iii) include any material information with respect to the plan of                 distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

PROVIDED, HOWEVER, that paragraphs (i) and (ii) shall not apply if the information required being included in a post-effective amendment by those paragraphs is incorporated by reference from periodic reports filed by the registrant small business issuer under the Exchange Act.

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment to the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information is required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant's annual report pursuant to Section 13(a) of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Vancouver, B.C. Canada the 3rd day of March, 2006.

MEXORO MINERALS LTD.

By: /s/ Robert Knight

President and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

By: /s/ Robert Knight

President and Director

Date: March 3, 2006